Exhibit 99.1

Immediate Release
Contact: Rick Baron, Animas Corporation
610-644-8990, ext. 1168
richard.baron@animascorp.com

Animas Acquires Technology for Disposable Insulin Micro-pumps and Micro-needles

     Animas Corporation (Nasdaq:PUMP) today announced that it has entered into license and development agreements with the Swiss company, Debiotech, SA for MEMS technology and intellectual property related to next-generation insulin pumps and micro-needles. Under the terms of the agreements, Animas has acquired the exclusive worldwide license to make, use, and sell products utilizing the intellectual property portfolio owned by Debiotech relating to micro-pumps and micro-needles for use related to insulin administration and in-vivo glucose sensing. Included in this portfolio are over 70 granted or issued patents.

     MEMS technology refers to Micro Electromechanical Systems and utilizes fabrication techniques similar to those used in the semi-conductor industry. The anticipated date for the launch of the first micro-pump utilizing this new technology is 2007. “The acquisition of this technology gives Animas access to the next major leap in insulin pump technology and moves us one step closer to our ultimate goal of developing an artificial pancreas,” said Dr. Kathy Crothall, President and CEO of Animas. “Animas’ newest pump, the IR 1200, is the smallest full-featured insulin pump, with high precision and ease-of-use. The marriage of Debiotech’s and Animas’ technology coupled with our emphasis on customer service and education promises continued progress towards our mission of improving the lives of people with diabetes. We strongly believe that this micro-fluidics technology will make pump therapy attractive to a far greater number of people with diabetes as it should allow for the development of much smaller insulin pumps. Finally, the micro-needle technology offers the possibility of reducing the pain and inflammatory response associated with infusion needles and may additionally be useful for the sensing of glucose.”

     “Animas is continually searching for technologies to improve and simplify diabetes management for our patients,” said Crothall. “We believe we found just such a winner in Debiotech, which has invested over 10 years in designing, testing and building this micro-

technology. Debiotech is located in Lausanne, Switzerland, known as a hotbed of MEMS technology expertise and development.”

     “We are extremely impressed with the quality of the technical team at Debiotech, and the thoroughness of their development work to date. Further benefits of this technology are the performance improvements of this technology compared to existing technology,” commented Patrick Paul, Vice President of Research and Development for Animas. “In addition, we also believe that this acquisition strengthens our intellectual property position in our existing primary markets.”

     “We are delighted to enter into a long term partnership with Animas. It is one of the fastest growing companies in the medical device industry, with a strong commitment towards improving the quality of life for people with diabetes,” said Frédéric Neftel, M.D., President and Chief Executive Officer, Debiotech S.A. “In our view, Animas has outstanding products and excellent service. The ability of Animas to develop leading-edge patient-friendly products is evidenced in its newest product, the IR1200. The synergies between our companies will allow us to bring new breakthrough products into this market, to significantly improve the lives of people with diabetes, and to build together a leading presence in this market.”

     “This collaboration is a major step in Debiotech’s continuous growth through global presence in the medical device arena with leading partners in the industry. Animas represents a wonderful platform for future important developments in the diabetes field,” added Alan How, Business Development Manager of Debiotech SA.

     Animas will pay $12 million in cash and will issue 400,000 restricted shares of Animas common stock to Debiotech for the rights as outlined above. Additionally, Animas will pay Debiotech a license fee up to $2.0 million upon receipt of the requisite deliverables for 510(k) approval from the FDA for the micro-pump, providing receipt of such deliverables occurs prior to certain dates. It is expected that a large portion of the upfront license fee will be taken as an operating charge in the fourth quarter of 2004, and the remainder of the upfront license fee will be capitalized, and upon project success, expensed ratably over the life of the technology. This agreement is not expected to have any material impact on the Company’s anticipated net revenues or net income in 2005 and 2006. These agreements also call for Debiotech to receive royalties on sales of products resulting from these agreements.

     About Animas Corporation: Animas, a leading maker of insulin infusion pumps and related products, is dedicated to improving diabetes management and making insulin pump therapy easier for patients with insulin requiring diabetes and healthcare professionals through product innovation, exemplary customer support and superior customer education. For more information on Animas, visit http://www.animascorp.com or call Animas Corporation at 877-937-7867.

     Debiotech S.A. specializes in the research and development of innovative medical devices in the field of drug delivery systems, drug eluting stents, electronic infusion systems, dialysis, diagnostics and imaging devices, implantable drug delivery systems and micro-systems for insulin and peptide drug delivery. http://www.debiotech.com. Debiotech has numerous exclusive collaboration agreements with leading companies in the medical device and pharmaceutical fields.

     Statements in this press release or made by management from time to time regarding Animas Corporation that are not historical facts are forward-looking statements and are subject to risks, assumptions and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause Animas’ actual results to differ materially from those described in a forward-looking statement: the failure to successfully commercialize the licensed technology, technical issues or the failure of the IR1200 to gain significant market acceptance; failure to capture recurring purchases of ancillary supplies by patients using Animas’ pumps; any significant disruption with vendors; any failure to achieve and then maintain profitability; the failure of Animas’ ezSet Infusion Set to be fully-developed or commercially accepted; technological breakthroughs in diabetes monitoring, treatment, or prevention that could render Animas’ products obsolete; failure to comply with any FDA or foreign regulations; an inability to attract and retain personnel; competition; an inability to adequately protect Animas’ intellectual property; product liability lawsuits; and, the failure to secure or retain third party insurance coverage or reduced reimbursement for Animas’ products by third party payors. This list is intended to identify only certain of the principal factors that could cause actual results to differ. Readers are referred to the reports and documents filed from time to time by Animas Corporation with the Securities and Exchange Commission for a discussion of these and other important risk factors. Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this press release. Animas Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or for any other reason.